     As filed with the Securities and Exchange Commission on April 17, 1998
                                                    Registration No.333-47577

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------


                           QUEEN SAND RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                             75-2615565
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                                  3500 OAK LAWN
                                    SUITE 380
                            DALLAS, TEXAS 75219-4398
                                 (214) 521-9959
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                      ------------------------------------

                                ROBERT P. LINDSAY
                             CHIEF OPERATING OFFICER
                                  3500 OAK LAWN
                                    SUITE 380
                            DALLAS, TEXAS 75219-4398
                            TELEPHONE: (214) 521-9959
                               FAX: (214) 521-9960
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      ------------------------------------

                                    COPY TO:
                                WILLIAM L. BOEING
                              HAYNES AND BOONE, LLP
                                   SUITE 3100
                                 901 MAIN STREET
                            DALLAS, TEXAS 75202-3789
                            TELEPHONE: (214) 651-5000
                               FAX: (214) 651-5940

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|





                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION DATED APRIL 17, 1998



                           QUEEN SAND RESOURCES, INC.

                        3,401,366 SHARES OF COMMON STOCK


         This Prospectus relates to 3,401,366 shares of Common Stock, par value $0.0015 per share (the "Common Stock"), of Queen Sand Resources, Inc. (the "Company") to be sold by certain stockholders of the Company (each a "Selling Stockholder" and collectively, the "Selling Stockholders") from time to time. See "Selling Stockholders." In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to such additional number of shares of Common Stock as may become issuable upon conversion of the Company's Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), or exercise of the warrants to purchase shares of Common Stock (the "Warrants") issued in connection with the sale of the Series C Preferred Stock as a result of, among other events, stock splits, stock dividends and anti-dilution adjustment provisions (including by reason of any change in the conversion price mechanism of the Series C Preferred Stock). Under the terms of the Certificate of Designation of Series C Convertible Preferred Stock (the "Series C Certificate of Designation"), through the 180 day period (ending June 22, 1998) following the issuance of the Series C Preferred Stock, the Series C Preferred Stock is convertible into Common Stock at a fixed conversion price. Accordingly, as of the date of this Prospectus, 1,700,683 shares of Common Stock are issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants held by the Selling Stockholders. Following June 22, 1998, the Series C Preferred Stock is convertible into Common Stock at a floating conversion price. In light of this floating conversion price, the Registration Rights Agreement among the Company and the Selling Stockholders requires the Company to register for resale at least 200% of the shares issuable on conversion of the Series C Preferred Stock and exercise of the Warrants held by the Selling Stockholders. The number of shares covered by this Prospectus represents approximately 200% of the shares currently issuable. See "Description of Capital Stock -- Description of Series C Preferred Stock."


         All of the shares covered hereby will be sold only by the Selling Stockholders. This Prospectus does not purport to cover the initial issuance by the Company of the shares of Common Stock upon conversion of the Series C Preferred Stock or exercise of the Warrants, but only the reoffer and resale of such shares by the Selling Stockholders following the conversion, if ever, of shares of Series C Preferred Stock to Common Stock or the exercise, if ever, of Warrants to purchase shares of Common Stock. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders (other than the exercise price payable upon exercise of any Warrants).

         The Selling Stockholders may from time to time sell the shares of Common Stock covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the Nasdaq SmallCap Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "QSRI."


         SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
COMMON STOCK OFFERED HEREBY.


                              ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                   The date of this Prospectus is April , 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT ITS DATE.

                                ---------------

                                TABLE OF CONTENTS


                                                                                     Page
Available Information..................................................................2
Incorporation of Certain Documents by Reference........................................3
The Company............................................................................4
Recent Development.....................................................................8
Risk Factors...........................................................................9
Use of Proceeds.......................................................................19
Selling Stockholders..................................................................19
Description of Capital Stock..........................................................20
Plan of Distribution..................................................................26
Legal Matters.........................................................................27
Experts  .............................................................................27
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...28
Certain Definitions...................................................................29

                                 ---------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http: / / www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "QSRI" and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C.
20006.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits thereto, can be inspected and copied at the Commission's public reference facilities and regional offices and at the offices of the National Association of Securities Dealers, Inc. referred to above in Washington, D.C., at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, (ii) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, (iii) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997, (iv) Current Report on Form 8-K dated February 20, 1997, as amended by Current Report on Form 8-K/A-1 dated March 26, 1997, (v) Current Report on Form 8-K dated July 21, 1997, (vi) Current Report on Form 8-K dated August 14, 1997,
(vii) Current Report on Form 8-K dated September 11, 1997, (viii) Current Report on Form 8-K dated December 24, 1997, (ix) Current Report on Form 8-K dated March 3, 1998, (x) Current Report on Form 8-K dated March 19, 1998, and (xi) the description of the Common Stock contained in the Company's Registration Statement on Form 10-SB/ A, filed January 23, 1997, including any amendments or reports filed hereafter for the purpose of updating such description.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of shares of Common Stock made hereby shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 3500 Oak Lawn, Suite 380, Dallas, Texas 75219-4398, Attention: Corporate Secretary. Telephone requests may be directed to Robert P. Lindsay, Chief Operating Officer of the Company, at (214) 521-9959.

                                   THE COMPANY


         The Company is an independent energy company engaged in the acquisition, development, exploitation and operation of crude oil and natural gas producing properties in traditional on-shore oil and natural gas regions of the United States using conventional operating techniques. This niche focus is complemented by undertaking further development activity to increase reserves and production and by making operational improvements to enhance productivity and cash flow. The Company's growth-by-acquisition strategy emphasizes: a geographic concentration in the southwestern United States; existing production and cash flow; a mix of proved and undeveloped reserves; conventional recovery techniques in onshore locations; improved operating results through workovers and remedial work; and comprehensive recompletion and drilling programs to achieve full development of recoverable reserves.


         The Company is a Delaware corporation. The Company's principal executive offices and mailing address are 3500 Oak Lawn, Suite 380, Dallas, Texas 75219-4398 and its telephone number at that address is (214) 521-9959.

                                BUSINESS STRATEGY


         The Company's strategy for growth involves: acquiring producing oil and natural gas properties with identified development and exploitation potential, or controlled-risk exploration potential, obtaining operational control of its significant properties where feasible, developing the properties to maximize production and reserve recovery , achieving a low operating cost per barrel of oil and/or Mcf of natural gas and maintaining financial flexibility. Through this strategy the Company strives to increase reserves, production and cash flow from operations.


                     EXPLOITATION AND DEVELOPMENT ACTIVITIES


         The Company concentrates on acquiring, developing and exploiting proved producing properties, including those with development potential, through workovers, behind the pipe recompletions, secondary recovery operations, the drilling of development wells or infill wells and other exploitation techniques. The Company has conducted or intends to conduct significant secondary recovery/infill drilling programs on many of the properties it has acquired.

         Secondary recovery projects constitute one development strategy. Generally, "secondary recovery" refers to methods of oil extraction in which fluid or gas (usually water, natural gas or CO(2)) is injected into a formation through input (injector) wells, and oil is removed from surrounding wells. "Waterflooding" is one proven method of secondary recovery in which water is injected into an oil reservoir for the purpose of forcing the oil out of the reservoir rock and into the bore of a producing well. Waterflood projects are engineered to suit the type of reservoir, depth and condition of the field.

         The Company also seeks to exploit its properties through cost reduction measures, including the reduction of labor, electrical and materials costs. It seeks to take advantage of volume discounts in the purchase of equipment and supplies and more effectively utilize field facilities and equipment.

         The Company makes only limited investments in exploratory drilling.

                                 COMPANY HISTORY

         The Company was incorporated under the laws of the state of Delaware on May 11, 1989 under the name "Park Avenue Capital Corp." Prior to March 1995, the Company had no substantive operations other than raising initial capital and searching for a business to acquire. The Company operates its business through three subsidiaries, Queen Sand Resources, Inc., a Nevada corporation ("QSRn"), Northland Operating Co., a Nevada corporation ("Northland"), and Corrida Resources, Inc., a Nevada corporation ("Corrida"). Unless the context requires otherwise, the term "the Company" refers to and includes QSRn, Northland, Corrida and all other subsidiaries and partnerships of which the Company owns a greater than 50% interest.

         On March 6, 1995, the Company acquired all of the outstanding common stock of QSRn in exchange for 19,200,000 shares of Common Stock of the Company. For accounting purposes, the acquisition has been treated as a recapitalization of QSRn with QSRn as the acquirer. The historical financial statements of the Company prior to March 6, 1995 are those of QSRn. QSRn and Corrida own the material assets of the Company.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and any Prospectus Supplement may contain or incorporate by reference certain forward-looking statements, including, without limitation, statements containing the words "believes", "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, financial condition, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in the oil and gas industry conditions, changing oil and natural gas price risks, environmental risks, competition, uncertainties about estimates of reserves, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, the ability of the Company to meet its stated business goals, drilling risks, reserves, operational and production risks, regulatory risks and counterparty risks, and other factors referenced in this Prospectus, any Prospectus Supplement and filings incorporated by reference herein. Certain of these factors are discussed in more detail under "Risk Factors." Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements to reflect future events or developments.


                            Series C Preferred Stock

Designation.............................     10,400 shares of Series C Preferred
                                             Stock are authorized and
                                             outstanding.

Conversion...............................    Convertible, in whole or in part,
                                             at the option of the holder, into
                                             Common Stock at a conversion rate
                                             equivalent to the aggregate stated
                                             value of the shares to be converted
                                             ($1,000 per share) divided by
                                             (i) a fixed conversion price of
                                             $7.35 if the conversion takes place
                                             on or before June 22, 1998 or (ii)
                                             a floating conversion price that is
                                             the lesser of $7.35 or a number
                                             determined by either (A) averaging
                                             the lowest closing bid prices of
                                             the Common Stock or (B) using the
                                             lowest closing bid price of the
                                             Common Stock, over a certain number
                                             of trading days depending on the
                                             average daily trading volume (on an
                                             aggregate dollar basis) of the
                                             Common Stock during the month of

                                             the conversion, if the conversion
                                             takes place on or after June 23,
                                             1998 (the "Floating Rate
                                             Date"). On December 24, 2001, all
                                             shares of Series C Preferred
                                             Stock that are then outstanding
                                             shall be automatically converted
                                             into the number of shares of
                                             Common Stock at    the applicable
                                             conversion rate.


                                             As of April 16, 1998, there were
                                             outstanding 23,572,153 shares of Common
                                             Stock. By way of example only, if
                                             the date of conversion was as of
                                             the date of this Prospectus, the
                                             Series C Preferred Stock would be
                                             convertible into 1,424,966 shares
                                             of Common Stock (assuming all
                                             outstanding shares of Series C
                                             Preferred Stock are converted). If
                                             the date of conversion is on or
                                             after the Floating Rate Date and
                                             assuming the applicable conversion
                                             price is $6.00, the Series C
                                             Convertible Preferred Stock would
                                             be convertible into 1,733,333
                                             shares of Common Stock (assuming
                                             all outstanding shares of Series C
                                             Preferred Stock are converted). If
                                             the date of conversion is on or
                                             after the Floating Rate Date and
                                             assuming the applicable conversion
                                             price is $4.00, the Series C
                                             Convertible Preferred Stock would
                                             be convertible into 2,600,000
                                             shares of Common Stock (assuming
                                             all outstanding shares of Series C
                                             Preferred Stock are converted). See
                                             "Description of Capital Stock
                                             -- Description of Series C Preferred
                                             Stock -- Conversion."

Voting Rights............................    Holders are not entitled to vote
                                             with the holders of Common Stock
                                             except as required by law or under
                                             certain limited circumstances set
                                             forth in the Series C Certificate
                                             of Designation. See "Description of
                                             Capital Stock -- Description of
                                             Series C Preferred Stock --
                                             Voting."

Dividends................................    Dividends accrue from December 24,
                                             1997 at an annual rate of 5% of the
                                             stated value ($1,000 per share) of
                                             Series C Preferred Stock, payable
                                             only upon conversion, redemption or
                                             maturity of the Series C Preferred
                                             Stock. Dividends are payable in
                                             shares of Common Stock. See
                                             "Description of Capital Stock --
                                             Description of Series C Preferred
                                             Stock -- Dividends."

Liquidation..............................    Holders would receive an amount
                                             equal to the stated value ($1,000
                                             per share) of the shares (subject
                                             to ratable adjustment in the event
                                             of reclassification or other
                                             similar event) plus any accrued and
                                             unpaid dividends. See "Description
                                             of Capital Stock -- Description of
                                             Series C Preferred Stock --
                                             Liquidation."


Optional Redemption......................    Redeemable at the option of the
                                             Company at a redemption price equal
                                             to the liquidation preference of
                                             the Series C Preferred Stock then
                                             held by the holder divided by 80%,
                                             provided that (i) the Company has
                                             sufficient cash available, (ii) the
                                             Company provides written notice at
                                             least 30 days prior to the
                                             redemption, and (iii) the Common
                                             Stock is traded on the Nasdaq Stock
                                             Market (which by definition
                                             includes the Nasdaq SmallCap
                                             Market), the New York Stock
                                             Exchange or the American Stock
                                             Exchange. See "Description of
                                             Capital Stock -- Description of
                                             Series C Preferred Stock --
                                             Optional Redemption."

Mandatory Redemption.....................    Redeemable, in whole or in part, at
                                             the option of the holder upon the
                                             occurrence of a mandatory
                                             redemption event at a redemption
                                             price equal to the greater of (i)
                                             the liquidation preference of the
                                             Series C Preferred Stock being
                                             redeemed multiplied by 125% and
                                             (ii) an amount determined by
                                             dividing the liquidation preference
                                             by the conversion price in effect
                                             on the mandatory redemption date
                                             and multiplying the resulting
                                             quotient by the average closing bid
                                             price for the Common Stock on the 5
                                             trading days prior to the mandatory
                                             redemption date, provided that the
                                             holder gives prior written notice
                                             to the Company, and if the
                                             mandatory redemption price is not
                                             paid within 5 business days of the
                                             mandatory redemption date, the
                                             holder is entitled to interest
                                             thereon, and if the mandatory
                                             redemption price is not paid within
                                             10 business days of the mandatory
                                             redemption date, the holder may
                                             demand shares of Common Stock of
                                             the Company in lieu of the
                                             mandatory redemption price. The
                                             mandatory redemption events include
                                             events such as a material breach of
                                             a covenant or agreement contained
                                             in the transaction documents in
                                             respect of the issuance of the
                                             Series C Preferred Stock or the
                                             Common Stock is not quoted on the
                                             Nasdaq Stock Market (which by
                                             definition included the Nasdaq
                                             SmallCap Market). See "Description
                                             of Capital Stock -- Description of
                                             Series C Preferred Stock --
                                             Mandatory Redemption."

                               RECENT DEVELOPMENT

         The Company has executed a definitive Purchase and Sale Agreement (the "Agreement") to acquire certain non-operated royalty and net profits overriding royalty interests (the "Morgan Properties") from two commingled pension trust funds for which Morgan Guaranty Trust Company of New York serves as trustee (the "Morgan Property Acquisition"). The purchase price is $150 million in cash subject to standard closing adjustments for net production revenues since October 1, 1997 and capital expenditures incurred since that date. The Company has made a non-refundable deposit of $15 million under the Agreement. The effective date of the transaction is October 1, 1997 with an anticipated closing on or before April 22, 1998. Bank of Montreal and affiliates of Enron Capital & Trade Resources Corp. ("Enron") have provided a commitment for $156 million in bridge financing to be funded on closing. The obligation of the lenders to fund under the commitments is subject to satisfaction of customary conditions precedent, including, but not limited to, negotiation, execution and delivery of definitive lending documentation containing customary representations, covenants, conditions and other terms. There is no assurance this will be accomplished on terms acceptable to the Company.

         The acquisition encompasses interests in over 530 wells in approximately 40 different fields located primarily in East Texas, South Texas and the Mid-continent area. The Company's independent engineers, Ryder Scott Company, estimate that total proved reserves consist of approximately 127.7 billion cubic feet of natural gas and 3.7 million Bbls of oil. The reserves are estimated to be approximately 85% natural gas, having an estimated reserve-to-production ratio of over 10 years, and 80% are classified by Ryder Scott Company as proved developed producing. The non-operated royalty and net profits overriding royalty interests in the various properties range from 2% to 80%.

         The Company has purchased an option to enter into a swap, hedging the natural gas production of the Company over the next 5 years at $2.15 per mmbtu. The Company expects to replace this option with a comprehensive hedging strategy prior to the expiration of the option on May 1, 1998.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other things, the following factors in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

ACQUISITION RISK

         The Company's current strategy is to increase oil and natural gas reserves by selectively acquiring and exploiting producing oil and natural gas properties, rather than engaging in exploratory drilling. The Company's business strategy assumes that other oil and natural gas companies will continue to divest of many of their United States oil and natural gas properties. There can be no assurance, however, that such divestitures will continue or that the Company will be able to acquire such properties at acceptable prices or develop additional reserves in the future. If such acquisition opportunities should significantly decline, the Company may be required to change its business strategy. Even if the Company identifies oil and natural gas reserves for possible acquisition, the completion of any transaction would be dependent on obtaining required funding. Further, there is no assurance that any such acquisition, if completed, would result in ongoing revenues to the Company in excess of related operating and financing costs. See "-- Acquisition Financing."

         Although the Company performs a review of acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. Acquisitions will continue to be investigated and pursued on the assumption that it is generally not feasible to review in-depth every aspect of each individual property or well involved in an acquisition and that even an in-depth review of all properties and records may not necessarily reveal all or any existing or potential problems, nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. In addition, inspections may not always be performed on every well prior to acquisition and some problems, including downhole conditions, latent equipment defects, groundwater contamination and certain environmental problems, are not necessarily observable even on inspection. Ordinarily, therefore, the Company's review and due diligence has been and will continue to be focused on higher value properties with a sample review of the remainder. Reliance will continue to be made on information provided by the vendors of the properties with or without independent verification.


         The Company believes that the Morgan Property Acquisition represents a major step in the Company's growth strategy. However, the increased size of the Company and its scope of operations will present significant challenges to the Company due to the increased time and resources required in the management effort. Accordingly, there can be no assurance the operations of the post-Morgan Property Acquisition Company can be effectively managed to realize the goals anticipated of the Morgan Property Acquisition. In addition, the management of the existing asset base and the continued growth and expansion of the Company will depend, among other factors, on the Company's ability to recruit and retain skilled and experienced management and technical personnel. There can be no assurance that the Company will be successful in such efforts.


ACQUISITION FINANCING

         The Company's strategy of acquiring and exploiting producing oil and natural gas properties is dependent on its ability to obtain financing for any such acquisitions. The Company does not have sufficient liquidity or capital to undertake all of the acquisition prospects that it generates or to fully fund the development of any prospect. Therefore, the Company will continue to be dependent on raising substantial amounts of additional capital through any one or a combination of institutional or bank debt financing, equity offerings, debt offerings and internally generated cash flow, or by forming sharing arrangements with industry participants. Although the Company has been able to obtain such financing and to enter into such sharing arrangements in certain of its projects to date, there can be no assurance that additional financings or sharing arrangements can be obtained, notwithstanding the Company's need for substantial amounts of additional capital. If the Company is unable to obtain capital that may be necessary or desired for its acquisition, development or exploitation activities, it may be forced to defer or abandon specific projects, reduce substantially its overall efforts, dilute its interest in existing sharing arrangements for specific projects, attempt to sell all or a portion of specific prospects or leasehold positions, or otherwise severely curtail its acquisition, development and exploitation activities. See "-- Indebtedness."

INDEBTEDNESS


         On August 1, 1997 the Company arranged a revolving senior secured loan facility of $75 million with the Bank of Montreal, acting as agent for the lenders, to, among other things, refinance the indebtedness outstanding under the Company's prior credit facility, fund working capital and make additional acquisitions as and if appropriate opportunities are identified. The Company established a subordinated revolving loan facility of $10 million with Enron , acting as agent for the lenders, dated effective December 29, 1997 to pay for capital costs incurred with future development projects and to fund further acquisitions. The loan is subordinate to the loan agreement between the Company and the Bank of Montreal executed as of August 1, 1997. In connection with the Morgan Property Acquisition, the Company is currently in the process of negotiating amended terms to its Bank of Montreal credit facility and arranging additional bridge financing.


         In the case of each loan facility, if the agent does not renew its loan or if the indebtedness is not repaid when due, the agent would have the right to obtain possession of and sell the pledged properties, including any equipment, new wells, or other improvements placed on the properties by the Company, with the Bank of Montreal having priority over Enron under the terms of the subordination agreement. In the event of a default on either credit facility, not subsequently waived by the respective agent, it is unlikely, particularly with the Bank of Montreal loan, that the Company would be able to continue its business. In addition, with each loan facility, the Company is subject to certain financial and operating covenants that are usual and customary for transactions of this nature, including, but not limited to, requirements to provide annual audited and unaudited interim financial information, prohibitions on additional debt, restrictions on certain payments and distributions to affiliates and others, restrictions on changes in the nature of the business, and maintenance of minimum cash flow and operating ratios. The loan agreements also contain usual and customary events of default and provides remedies to the Bank of Montreal and Enron in the event of default. Although the Company believes that its cash flows and available sources of financing will be sufficient to satisfy the interest payments on these debts at currently prevailing interest rates and oil and natural gas prices, the Company's level of indebtedness may adversely affect the Company's ability: (i) to obtain additional financing for working capital, capital expenditures or other purposes, should it need to do so; or (ii) to acquire additional oil and natural gas properties or to make acquisitions utilizing new borrowings. There can be no assurances that the Company will be able to obtain additional financing, if required, or that such financing, if obtained, will be on terms favorable to the Company.

         In addition, as of February 13, 1998, the Company had outstanding approximately $2.2 million (DEM 3.95 million) of indebtedness as a result of the sale of Deutschemark denominated 12% Bonds (the "Bonds"). The Bonds are unsecured, general obligations of the Company and are subordinated in right of payment to all existing and future secured indebtedness of the Company.

         The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as to the prevailing market prices for oil and natural gas. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future bank credit will be available in an amount sufficient to enable the Company to service its indebtedness or make necessary capital expenditures. In addition, the Company anticipates that it is likely to find it necessary to refinance a portion of the principal amount of its indebtedness at or prior to their maturity. However, there can be no assurance that the Company will be able to obtain financing to complete a refinancing of its indebtedness.


         The degree to which the Company's assets will be leveraged could have important consequences to stockholders, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the Company will be subject to a variety of restrictive covenants and the failure of the Company to comply with such covenants could result in events of default which, if not cured or waived, could have a material adverse effect on the Company and its ability to make payments of principal of, and interest on its indebtedness. The Company has experienced financial covenant defaults under the Bank of Montreal credit facility, which defaults were waived by its lender. There can be no assurance that the Company will not default on its financial covenants under the Credit facility or that the lenders will waive any such defaults. A default under the credit facility would permit the lenders to accelerate repayments of their loans and to foreclose on the collateral securing the loans, including the Company's oil and natural gas properties.


CURRENCY RISK

         The Bonds are denominated in Deutschemarks ("DEM"). The Company has the obligation to make periodic interest payments (January 15 and July 15 of each year) and to repay the principal when it comes due on July 15, 2000 in DEM. The funds generated by the Company from operations, which form the primary source of funds to pay the interest, are denominated U.S. dollars ($US). The source of funds required to repay the principal outstanding on the Bonds has not yet been identified, since the Bonds do not mature until July 15, 2000. The Company is exposed to the risk that, upon repayment, the exchange rate between DEM and $US may be less favorable than that which existed at the time that the Bonds were issued. This would result in the Company having to repay a larger number of $US than it received initially. Changes in the $US equivalent of the DEM Bonds arising from changes to the DEM:$US exchange rate are recognized monthly. While the Company has recorded unrealized exchange rate gains in the past, there are no assurances that the Company will continue to realize gains related to favorable changes in the DEM:$US exchange rates in the future. Unfavorable changes to the DEM:$US exchange rate will result in the Company recording unrealized exchange rate losses related to the changes as they occur.

RESERVE REPLACEMENT

         The Company's future success depends on its ability to find, develop or acquire additional oil and gas reserves that are economically producing or recoverable. The proved reserves of the Company will generally decline with production, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. Therefore, in order to increase reserves and production, the Company must continue its acquisition, development drilling and recompletion programs or undertake other replacement activities. The Company's current strategy is to maintain its focus on low-cost operations while increasing its reserve base, production and cash flow through (i) acquisition of producing oil and natural gas properties with undeveloped reserves; (ii) investing in other oil and gas properties with unexploited reserves; and (iii) using available cash flows to continue to exploit its existing properties. There can be no assurance, however, that the Company's planned development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at low finding and development costs. Furthermore, if prevailing oil and natural gas prices were to increase significantly, the Company's finding costs to add reserves could increase.

COMPETITION

         The exploration for and the development and production of oil and natural gas is highly competitive. Major and independent oil and gas companies and individuals actively bid for desirable oil and natural gas properties and compete for the equipment, services, and labor required to develop and operate such properties. The Company competes with numerous firms and other individuals in its activities, including major oil firms and independent exploration and producing firms, many of which have substantially greater financial resources, management and technical staffs and facilities than those of the Company. Accordingly, many of the Company's competitors may be better positioned to acquire and exploit prospects, obtain funding, hire personnel and market oil and natural gas production. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted. Many of the Company's larger competitors may be more able to respond to factors that affect the demand for oil and natural gas production such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternate fuels and the application of government regulations.

PRICE FLUCTUATIONS

         The Company's revenues are dependent upon prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been and are likely to continue to be extremely volatile. Prices for oil and natural gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of and demand for oil and natural gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and natural gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. If oil or natural gas prices were to decrease significantly, certain of the Company's wells could become uneconomic, thereby adversely affecting: (i) the level of proved reserves attributable to the Company's properties; (ii) the Company's ability to increase its reserves and production; (iii) the borrowing base under any financing agreement; and (iv) cash flow from operations, revenues and operating income.


Financial Reporting Impact of Full Cost Method of Accounting

         The Company follows the full cost method of accounting for oil and natural gas properties. Under such method, the net book value of such properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved reserves, discounted at 10% per year. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value above the ceiling is required to be written off as a non-cash expense.


MARKETABILITY OF PRODUCTION

         The marketability of the Company's production depends upon the availability and capacity of oil and natural gas gathering systems and pipelines, the effect of federal and state regulations and general economic conditions. Further, the Company sells a large percentage of its oil and natural gas production to a few large purchasers. Although the Company does not believe that the loss of one or all of these customers would have a material adverse effect in the long term, it could adversely affect cash flows until other marketing arrangements were made. See "-- Indebtedness."

GOVERNMENT LAWS AND REGULATIONS

         The Company's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by change in administrative regulations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional lows and regulations will be adopted, of the effect such changes may have on its business or financial condition. See "-- Government Regulations."

ENVIRONMENTAL REGULATIONS

         The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The Company believes that compliance with such laws had no material adverse effect on the Company's operations to date, and that the cost of such compliance has not been material. Nevertheless, the discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities on the part of the Company to the government and third parties and may require the Company to incur costs of remediation. Additionally, since a portion of the Company's reserves are dependent on waterflood operations, any change in produced water disposal requirements or injection well permitting could have a material adverse effect on the financial condition and operations of the Company. Moreover, from time to time the Company has agreed to indemnify both sellers of producing properties from whom the Company acquires reserves and purchasers of properties from the Company against certain liabilities for environmental claims associated with the properties being purchased or sold by the Company. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect the Company's operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired or sold by the Company. See "--Government Regulations."

USE AND RISKS OF HEDGING TRANSACTIONS

         The Company has in the past and may in the future enter into oil and natural gas hedging transactions. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedge.

SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED SHARES

         The Board of Directors has total discretion in the issuance of any shares of Common Stock and Preferred Stock which may be issued in the future. The Company is authorized to issue 100,000,000 shares of its Common Stock (22,725,502 shares were issued and outstanding as at February 13, 1998). The Company is authorized to issue 50,000,000 shares of its Preferred Stock (9,610,400 shares of preferred stock were issued and outstanding as at February 13, 1998).

CONTROL BY CERTAIN STOCKHOLDERS AND MANAGEMENT


         EIBOC Investments Ltd. ("EIBOC") owns 6,600,000 shares of the Company's outstanding Common Stock (as of February 13, 1998: approximately 29% of the outstanding Common Stock and approximately 20% of the undiluted, voting stock). Edward Munden and Bruce Benn, executive officers and directors of the Company and Ronald Benn, executive officer of the Company have beneficial interests in EIBOC. EIBOC has granted an irrevocable proxy to Edward Munden, Bruce Benn, Ronald Benn and Robert Lindsay to vote all of its shares of the Company. Joint Energy Development Investments Limited Partnership ("JEDI") owns 9,600,000 shares of the Company's Series A Participating Convertible Preferred Stock, which shares entitle the holder thereof to vote generally with holders of the Company's Common Stock (as of February 13, 1998:
100% of the outstanding Series A Preferred Stock and approximately 30% of the undiluted voting stock). At February 13, 1998, JEDI also holds warrants to purchase an additional 1,514,973 shares of Common Stock at varying prices ranging from $1.85 to $3.50.


         EIBOC is organized in Barbados, West Indies and its principal business address is Charlton House, White Park Road, Bridgetown, Barbados, West Indies. Its principal business is finance. EIBOC has had no criminal convictions in the last five years, nor has it been a party to a civil proceeding of a judicial or adminstrative body in the last five years.

         Edward Munden is President and Chief Executive Officer of the Company, Bruce Benn is Executive Vice-President and Secretary of the Company, Ronald Benn is Chief Financial Officer and Treasurer of the Company and Robert P. Lindsay is Chief Operating Officer and Executive Vice-President of the Company. Messrs. Munden, Benn and Benn all work in the Company's office at 60 Queen Street, 14th Floor, Ottawa, Canada, K1P 5Y7. Robert Lindsay works in the Company's office at 3500 Oak Lawn, Suite 380, Dallas, Texas 75219-4398. Messrs. Munden, Benn and Benn are all Canadian citizens and Robert Lindsay is a U.S. citizen. None of Messrs. Munden, Benn, Benn and Lindsay have had a criminal conviction in the last five years, nor have any of them been a party to a civil proceeding or a judicial or adminstrative body in the last five years.

         Along with the irrevocable proxies granted by EIBOC, Edward Munden, Bruce Benn, Ronald Benn and Robert Lindsay all have employment agreements with the Company and are all parties to a stockholders agreement with JEDI and EIBOC. See the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders for further information.


         There is no common ownership, officers or directors between EIBOC and JEDI. These two stockholders and management are in a position to elect all of the Company's directors, appoint its officers, and control the Company's affairs and operations. The Company's Restated Certificate of Incorporation does not provide for cumulative voting.

RESERVE ESTIMATES AND FUTURE NET REVENUE

         There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data incorporated by reference in this Prospectus from the Annual Report on Form 10-KSB are only estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based on certain assumptions about future production levels, prices and costs that may not be correct. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash flows should not be construed as representative of the fair market value of the proved oil and natural gas properties belonging to the Company, since discounted future net cash flows are based on projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent on the accuracy of the assumptions on which they are based. Actual results are likely to differ materially from the results estimated. Readers are cautioned not to place undue reliance on the reserve data from the Annual Report on Form 10-KSB incorporated by reference in this Prospectus.

DEPENDENCE ON KEY OFFICERS AND EMPLOYEES


         The Company is dependent upon Edward J. Munden, President and Chief Executive Officer, Robert P. Lindsay, Chief Operating Officer and Executive Vice-President, Ronald I. Benn, Chief Financial Officer and Treasurer, Bruce I. Benn, Executive Vice-President and Secretary, and other key personnel, for its various activities, the loss of any one of whom for any reason may adversely affect the Company. The Company holds key man insurance of CDN $200,000 (approximately U.S. $144,000) on the lives of each of Edward J. Munden, Robert
P. Lindsay, Bruce I. Benn and Ronald I. Benn.


OPERATIONAL HAZARDS AND INSURABILITY


         The Company's oil and natural gas business is also subject to all of the operating risks associated with the drilling for and production and secondary recovery of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids (including fluids used in waterflood activities) into the environment (including groundwater contamination), fires, explosions, pollution and other risks, any of which could result in substantial losses to the Company. The natural gas gathering and processing business is also subject to certain of these risks, including fires, explosions and environmental contamination. Although the Company carries insurance at levels it believes are consistent with industry practices, it is not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on the financial condition and operations of the Company.


         There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques, and drilling activities in general. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The unit production costs per BOE of waterflood projects are generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of the injector wells. Drilling activities carry the risk that no commercial production will be obtained. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of many factors.

PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS

         The Common Stock is subordinate to all outstanding classes of Preferred Stock of the Company in the payment of dividends and other distributions made with respect to the stock, including distributions upon liquidation or dissolution of the Company. The Board of Directors of the Company is authorized to issue up to 30,789,600 additional shares of Preferred Stock (excluding 9,610,400 shares currently outstanding and 9,600,000 reserved for issuance in exchange for shares of Series A Participating Convertible Preferred Stock) without first obtaining stockholder approval except in limited circumstances. The designation and issuance of other series of Preferred Stock will create additional securities that will have dividend and liquidation preferences over the Common Stock or, in the case of convertible preferred stock, may have the effect of diluting the current stockholders' interest in the Company upon conversion.

         The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws include certain provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include authorized "blank check" Preferred Stock, and the availability of authorized but unissued Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances the issuance of Preferred Stock could depress the market price of the Common Stock.

MARKETING

         The Company does not refine or process any of the oil and natural gas it produces. The Company's oil and natural gas production is sold to various purchasers typically in the areas where the oil or natural gas is produced. The Company is currently able to sell, under contract or in the spot market, all of the oil and most of the natural gas it is capable of producing at current market prices. Substantially all of the Company's oil and natural gas is sold under short term contracts or contracts providing for periodic adjustments or in the spot market; therefore, its revenue streams are highly sensitive to changes in current market prices. Certain of the Company's oil purchasers have paid in the past and are currently paying a premium over posted prices and have eliminated certain quality and marketing deductions for a portion of the Company's oil production due to the Company's control over a significant volume of oil production in its core geographic areas. The Company's principal market for natural gas is pipeline companies as opposed to end users.

         During the year ended June 30, 1997, sales of oil and natural gas to Big Run Production and EOTT Energy accounted for 32% and 17% respectively, of the Company's consolidated revenues. Management believes that in the event these purchasers were to discontinue their purchases, the Company could quickly locate other buyers and, therefore, the loss of these purchasers would not have a material impact on the Company's financial condition or results of operations. However, short term disruptions could occur while the Company sought alternative buyers.

GOVERNMENT REGULATIONS

         The following discussion of government regulation is necessarily brief and is not intended to constitute a comprehensive discussion of the various statutes, rules, regulations, and governmental orders, policies, and practices which may affect the operations of the Company.

         General. The oil and gas industry is subject to comprehensive federal, state, and local laws, regulations and policies which control the exploration, production, marketing and taxation of oil and natural gas. Numerous departments and agencies, at federal, state and local levels, have issued rules and regulations, some or all of which have imposed or may impose additional expenditures, restrictions, and delays on the Company's business activities and profitability. For example, such regulations can render drilling in certain locations more expensive or uneconomical due to increased surface owner compensation and bonding requirements or environmental regulatory constraints.

         Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Because the regulatory environment within which it operates is always changing, the Company is unable to predict the future cost or impact of continued regulatory compliance.

         Various jurisdictions have laws regarding unitization or forced pooling which require the working interest owners of a well to participate in the cost and revenues associated with neighboring wells or require neighboring owners to participate in their own wells. If acreage included within a lease becomes subject of a unitization or forced pooling order, drilling operations may have to be undertaken at a time or with other parties not of the Company's choosing or which may not be in the Company's best interest.

         In an attempt to promote competition, the Federal Energy Regulatory Commission ("FERC") has issued a series of orders which have restructured the interstate natural gas transportation and marketing system. To date, the Company has not experienced any adverse effect as a result of these FERC orders. However, there can be no assurance that the Company's production of natural gas will not be subject to federal regulation in the future and it is not possible to predict what effect such regulations may have on its future gas marketing.

         State and Local Regulation of Drilling and Production. State regulatory authorities have established rules and regulations requiring permits for drilling, drilling bonds and reports concerning drilling and producing activities. Such regulations also cover the location of wells, the method of drilling and casing wells, the surface use and restoration of well locations, the plugging and abandoning of wells, the density of wells (well spacing) within a given area and other matters. The states in which the Company operates also have statutes and regulations governing a number of environmental and conservation matters, including the unitization and pooling of oil and natural gas properties and establishment of maximum rates of production from oil and natural gas wells. Local authorities may also chose to exercise regulatory control.

         Environmental Regulations. The Company's activities are subject to numerous laws and regulations concerning the storage, use and discharge of materials into the environment, the remediation of environmental impacts, and other matters relating to environmental protection, all of which may adversely affect the Company's operations and the costs of doing business. It is likely that state and federal environmental laws and regulations will become more stringent in the future. Current legislative initiatives are focussed on the disposal of "hazardous" or other waste material associated with oil and natural gas exploration and production.

         Under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Company may become fully liable for the cleanup costs associated with the release of "hazardous substances" into the air, water or ground even though the discharge may have been caused in whole or in part by a previous owner or third party. Many states have similar provisions. The imposition of liability under CERLA and similar laws would likely have a serious adverse effect on the ability of the Company to continue its business.

         Violation of environmental laws and regulations may also result in the imposition of an order requiring the removal, remediation or abatement of the conditions which gave rise to the violation.

         The costs of comprehensive environmental investigation or audits prior to the acquisition of a property can be expensive and there is no guarantee that all deficiencies or sources of liability will be identified by such audits. In connection with the acquisition of producing properties in Texas, New Mexico and Louisiana, the Company performed limited environmental inquiries and found no material environmental noncompliance or cleanup liabilities. The Company does not currently believe that it will be required in the near future to expend material amounts due to environmental laws and regulations.

         Safety and Health Regulations. The Company must also conduct its operations in accordance with various laws and regulations concerning occupational safety and health. Currently, the Company does not foresee expending material amounts to comply with these occupational safety and health laws and regulations. However, since such laws and regulations are frequently changed and amended, the Company is unable to predict the future effect of these laws and regulations.

TITLE TO PROPERTIES

         All of the Company's working interests are held under leases from third parties. The Company evaluates title in a manner which it believes to be consistent with industry practice. Depending on the history of the property and the investment required to acquire the interest under consideration, the Company may or may not obtain third party title opinions prior to acquisition or rely on the title opinions in the possession of the vendor or such other third party review as it may deem relevant to verify the occupation or interest of the vendor. The Company is of the opinion that it has satisfactory title to all such properties sufficient to meet standards generally accepted in the oil and gas industry. The Company's properties are currently mortgaged under the loan agreements with the Bank of Montreal and Enron. They are also subject to common burdens, including customary royalty interests and liens for current taxes, but the Company has concluded that such burdens do not materially interfere with the use of such properties. Further, the Company believes that the economic effect of such common burdens have been appropriately reflected in the Company's acquisition costs of such properties.


Nature of the Net Profits Overriding Royalty Interests

         As a result of the Morgan Property Acquisition, a substantial portion of the Company's oil and natural gas property interests are in the form of net profits overriding royalty interests ("ORIs"). As the owner of ORIs, the Company is not able to propose the drilling of wells or cause third parties to propose or drill wells on the properties subject to the ORIs. If an ORI assignor proposes to drill a well, then each of the assignors is obligated to give the Company notice of any well proposed by the assignor or by any other working interest owner, and under the applicable ancillary agreements (the "Ancillary Agreements"), the Company will have the option to pay the Applicable Percentage (as defined in the Ancillary Agreement) of the respective assignor's working interest share of the expenses of any well that is proposed, and thereby become entitled to an ORI equal to the Applicable Percentage multiplied by the assignor's net revenue interest in that well. However, if an assignor elects not to participate in the drilling of a well, the Company will be denied the opportunity to participate in that well. Moreover, if an assignor owns less than a 100% working interest in a proposed well, and the other owners of working interests with respect to such well elect not to participate in the well, the well will not be drilled unless a means of funding the costs allocable to the working interest owners who do not elect to participate in the well is effectuated. The financial strength and the competence of the assignors, and to a lesser extent the financial strength and the competence of other parties owning working interests in the properties, may have an effect on when and whether wells get drilled on the properties subject to the ORIs, and on whether operations are conducted in a prudent and competent manner. Certain of the operators and/or assignors on the Morgan Properties have experienced financial difficulties, including bankruptcy. Further, in at least one instance an operator has claimed a right to setoff against the Company's revenue stream from certain properties for unpaid bills arising from the nonpayment by a bankrupt assignor. Finally, the ORIs were created subsequent and subject to the various operating agreements that cover and govern operations on the properties. Possible consequences of the ORIs being subject to the applicable operating agreements include: (i) if an assignor elects not to participate in a major operation, the entire original interest of the assignor (including the ORI) will be relinquished to the consenting parties under the "non-consent penalty" provisions of the standard form operating agreement; and (ii) if an assignor fails to pay its share of costs arising under an operating agreement, the entire original interest of the assignor (including the ORI) will be encumbered by the operator's lien. Because the ORI may not burden every well covered by an operating agreement, the ORI could theoretically be encumbered by the Operator's Lien securing obligations incurred by an assignor on wells in which the Company does not own an ORI. See "Recent Development."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from any sale of shares of Common Stock by a Selling Stockholder (other than the exercise price payable upon exercise of any Warrants).

                              SELLING STOCKHOLDERS

         This Prospectus covers offers and sales from time to time by each Selling Stockholder (after such person becomes a holder of Common Stock) of the Common Stock to be owned by such person. The Selling Stockholders will hold shares of Common Stock issued or issuable upon the conversion of the Series C Preferred Stock and the Warrants. Pursuant to Rule 416 of the Securities Act, the Selling Stockholders may also offer and sell shares of Common Stock issued as a result of, among other events, stock splits, stock dividends and anti-dilution adjustment provisions (including by reason of any change in the conversion price mechanism of the Series C Preferred Stock). In addition, the Selling Stockholders may also offer and sell shares of Common Stock issued as payment of liquidated damages upon certain events of default. The registration of the shares of Common Stock offered for resale hereby is pursuant to a Registration Rights Agreement dated December 24, 1997, entered into in connection with the original issuance of the Series C Preferred Stock and the Warrants (the "Registration Rights Agreement").

         The Series C Preferred Stock and the Warrants were issued to the Selling Stockholders pursuant to a Securities Purchase Agreement dated December 22, 1997 among the Company and the Selling Stockholders (the "Purchase Agreement"). In exchange for aggregate cash consideration of $10 million the Company issued an aggregate of 10,000 shares of Series C Preferred Stock to the Selling Stockholders and Warrants to purchase an aggregate of 340,138 shares of Common Stock.


         The following table lists the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder before this Offering, the number of shares of Common Stock that may be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the Offering if all shares registered hereby are sold. None of the Selling Stockholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates in the last three years. The information below is as of the date of this Prospectus and has been furnished by the respective Selling Stockholders. Under the terms of the Registration Rights Agreement the Company is required to register for resale at least 200% of the number of shares issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants. The number of shares covered by this Prospectus represents 200% of the shares currently issuable (there are currently 1,360,545 shares of Common Stock issuable upon conversion of the 10,000 shares of Series C Preferred Stock held by the Selling Stockholders and 340,138 shares of Common Stock issuable upon exercise of the Warrants held by the Selling Stockholders).


                                                NUMBER OF SHARES          NUMBER OF SHARES     NUMBER OF SHARES
                 NAME OF                         OWNED   BEFORE           BEING REGISTERED       OWNED AFTER
           SELLING STOCKHOLDER                   THIS OFFERING(1)           FOR RESALE(1)      THIS OFFERING(2)
----------------------------------------- ---------------------------------------------------- --------------------
Montrose Investments L.P. . . . . . . . . . . .    673,470                      673,470                 -0-

Proprietary Convertible Investment
Group, Inc. . . . . . . . . . . . . . . . . . . .1,156,464.                   1,156,464                 -0-

Shepherd Investments International, Ltd.           561,226                      561,226                 -0-

Stark International . . . . . . . . . . . . . . . .561,226                      561,226                 -0-

Westover Investments L.P. . . . . . . . . . . .    448,980                      448,980                 -0-
                                                   -------                      -------                ----

        TOTAL                                    3,401,366                    3,401,366                 -0-
                                                 =========                    =========                ====

----------------

(1) Represents 200% of the shares currently issuable to such holder upon conversion of shares of Series C Preferred Stock or exercise of Warrants held by such holder.
(2) Assumes all shares held by such Selling Stockholder acquired upon conversion of the Series C Preferred Stock and exercise of the Warrants will be offered and sold.



                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.0015 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock. At April 16, 1998, the Company had (i) 23,572,153 shares of Common Stock outstanding, (ii) 9,600,000 shares of Series A Preferred Stock outstanding, (iii) no shares of Series B Participating Convertible Preferred Stock (the "Series B Preferred Stock") and (iv) 10,400 shares of Series C Preferred Stock outstanding.

Common Stock

         The holders of shares of Common Stock possess full voting power for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share of Common Stock held of record by such holder. The shares of Common Stock do not have cumulative voting rights.

         As described below, the holders of Series A Preferred Stock are generally entitled to vote (on an as-converted basis) as a single class with the holders of the Common Stock, together with all other classes and series of stock of the Company that are entitled to vote as a single class with the Common Stock, on all matters coming before the Company's stockholders. Holders of a majority of the shares of Common Stock and Series A Preferred Stock represented at a meeting may approve most actions submitted to the stockholders except for certain corporate actions (e.g. mergers, sale of assets and charter amendments) which require the approval of holders of a majority of the total outstanding shares of Common Stock and the Series A Preferred Stock or other matters that require a class vote of the Preferred Stock.

         Subject to the right of holders of any outstanding shares of Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Company's Board of Directors out of any funds of the Company legally available for the payment thereof. Holders of Common Stock have no subscription, redemption, sinking fund, conversion or preemptive rights. The outstanding shares of Common Stock are fully paid and nonassessable. After payment is made in full to the holders of any outstanding shares of Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Company, the remaining assets and funds of the Company will be distributed to the holders of Common Stock according to their respective shares.

Preferred Stock

         General

         The Board of Directors may, without further action by the Company's stockholders (subject to the terms of the Series A Preferred Stock and the Series C Preferred Stock described below), from time to time, direct the issuance of fully authorized shares of Preferred Stock, in classes or series and may, at the time of issuance, determine the powers, rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of preferred Stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

         Description of Series A Preferred Stock

         General. The Certificate of Designation of the Series A Preferred Stock authorizes the issuance of up to 9,600,000 shares of Series A Preferred Stock.

         Voting. The holders of shares of Series A Preferred Stock are generally entitled to vote (on an as-converted basis) as a single class with the holders of the Common Stock, together with all other classes and series of stock of the Company that are entitled to vote as a single class with the Common Stock, on all matters coming before the Company's stockholders. In any vote with respect to which the Series A Preferred Stock shall vote with the holders of Common Stock as a single class, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number which could be cast in such vote by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock is convertible on the date of such vote. With respect to any matter for which class voting is required by law or the Company's Restated Certificate of Incorporation, except as otherwise described herein, the holders of the Series A Preferred Stock will vote as a class and each holder shall be entitled to one vote for each share held. For so long as 960,000 shares of Series A Preferred Stock are outstanding, the following matters will require the approval of the holders of shares of Series A Preferred Stock, voting together as a separate class:

         (i) the amendment of any provision of the Company's Restated Certificate of Incorporation or the bylaws;

         (ii) the creation, authorization or issuance, or the increase in the authorized amount of, any class or series of shares ranking on a parity with or prior to the Series A Preferred Stock either as to dividends or upon liquidation, dissolution or winding up;

         (iii) the merger or consolidation of the Company with or into any other corporation or other entity or the sale of all or substantially all of the Company's assets; or

         (iv) the reorganization, recapitalization, or restructuring or similar transaction that requires the approval of the stockholders of the Company.

     Election of Directors. The holders of shares of Series A Preferred Stock have the right, acting separately as a class, to elect a number of members to the Company's Board of Directors. As of the date hereof, JEDI has not elected to exercise its right to elect directors to the Company's Board of Directors.

     Conversion. A holder of shares of Series A Preferred Stock has the right, at the holder's option, to convert all or a portion of its shares into shares of Common Stock at any time at an initial rate of one share of Series A Preferred Stock for one share of Common Stock.

     Concurrently with the transfer of any shares of Series A Preferred Stock to any person (other than a direct or indirect affiliate of JEDI or other entity managed by Enron Corp. or any of its affiliates), the shares of Series A Preferred Stock so transferred will automatically convert into a like number of shares of Series B Preferred Stock.

     Dividends. The holders of the shares of Series A Preferred Stock are entitled to receive dividends, when, and as if declared by the Board of Directors, out of funds legally available therefor, any dividend (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, Common Stock) payable on the Common Stock, as and when paid, in an amount equal to the amount each such holder would have received if such holder's shares of Series A Preferred Stock had been converted into Common Stock immediately prior to the record date, or if there is no record date, the date of payment thereof. The holders of Series A Preferred Stock will also have the right to certain dividends upon and during the continuance of an event of default.

     Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Series A Preferred Stock, before any distribution to the holders of Common Stock, will be entitled to receive (i) an amount per share equal to the lesser of (A) $1.50 and (B) the sum of (x) $0.521 and (y) the quotient obtained by dividing (1) the aggregate amount of all payments made, as of the date of the liquidation, dissolution or winding up, to the Company by JEDI pursuant to the JEDI Earn Up Agreement by (2) 9,600,000, plus (ii) all accrued and unpaid dividends thereon ("Series A Liquidation Preference"). The holders of the shares of Series A Preferred Stock will not be entitled to participate further in the distribution of the assets of the Company.

     Events of Default; Remedies. The Series A Certificate of Designation provides that an Event of Default will be deemed to have occurred if the Company fails to comply with any of its covenants in the Securities Purchase Agreement dated as of March 27, 1997 between the Company and JEDI; provided, that the Company will have a 30-day cure period with respect to the non-compliance with certain covenants.

     Upon the occurrence but only during the continuance of an Event of Default, the holders of Series A Preferred Stock will be entitled to receive, in addition to other dividends payable to holders of Series A Preferred Stock, when, as, and if declared by the Board of Directors, out of funds legally available therefor, cumulative preferential cash dividends accruing from the date of the Event of Default in an amount per share per annum equal to 6% of the Series A Liquidation Preference in effect at the time of accrual of such dividends, payable quarterly in arrears on or before the 15th day after the last day of each calendar quarter during which such dividends are payable. Unless full cumulative dividends accrued on shares of Series A Preferred Stock have been or contemporaneously are declared and paid, no dividend may be declared or paid or set aside for payment on the Common Stock or any other junior securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, Common Stock or any other junior securities), nor shall any Common Stock nor any other junior securities be redeemed, purchased or otherwise acquired for any consideration nor may any monies be paid to or made available for a sinking fund for the redemption of any shares of any such securities.

     Upon the occurrence and during the continuance of an Event of Default resulting from the failure to comply with certain covenants, the holders of shares of Series A Preferred Stock will have the right, acting separately as a class, to elect a number of persons to the Board of Directors of the Company, that along with any members of the Board of Directors who are serving at the time of such action, will constitute a majority of the Board of Directors.

     Upon the occurrence of an Event of Default resulting from the failure to comply with certain covenants, each holder of shares of Series A Preferred Stock will have the right, by written notice to the Company, to require the Company to repurchase, out of funds legally available therefor, such holder's shares of Series A Preferred Stock for an amount in cash equal to the Series A Liquidation Preference in effect at the time of the Event of Default.

     Description of Series B Preferred Stock

     The Series B Certificate of Designation authorizes the issuance of up to 9,600,000 shares of Series B Preferred Stock. The terms of the Series B Preferred Stock are substantially similar to those of the Series A Preferred Stock except that the holders of Series B Preferred Stock will not (i) have class voting rights except as required under Delaware corporate law, (ii) be entitled to any remedies upon an event of default or (iii) be entitled to elect any directors of the Company, voting separately as a class.

     Description of Series C Preferred Stock

     General. The Series C Certificate of Designation authorizes the issuance of up to 10,400 shares of Series C Preferred Stock.

     Voting. The holders of shares of Series C Preferred Stock are not entitled to vote with the holders of the Common Stock except as required by law or as set forth below. For so long as any shares of Series C Preferred Stock are outstanding, the following matters will require the approval of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, voting together as a separate class:

         (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Company so as to affect adversely the Series C Preferred Stock;

         (ii) create any new class or series of capital stock having a preference over or ranking pari passu with the Series C Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event (as defined in the Series C Certificate of Designation) or any other liquidation, dissolution or winding up of the Company;

         (iii) increase the authorized number of shares of Preferred Stock of the Company;

         (iv) re-issue any shares of Series C Preferred Stock which have been converted in accordance with the terms hereof;

         (v) issue any Senior Securities (other than the Company's Series B Preferred Stock pursuant to the terms of the Company's Series A Preferred Stock) or Pari Passu Securities (each, as defined in the Series C Certificate of Designation); or

         (vi) declare, pay or make any provision for any dividend or distribution with respect to the Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

     In the event that the holders of at least two-thirds of the then-outstanding shares of Series C Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock pursuant to the terms hereof, or to waive any rights of the holders hereunder, then the Company will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of 30 days following such delivery to convert their Series C Preferred Stock pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such shares. No such change shall be effective to the extent that, by its terms, it applies to less than all of the holders of Series C Preferred Stock then outstanding.

     Conversion. Subject to certain limitations set forth in the Series C Certificate of Designation, a holder of shares of Series C Preferred Stock has the right, at the holder's option, to convert all or a portion of its shares into shares of Common Stock at any time. The number of shares of Common Stock into which a share of Series C Preferred Stock may be converted will be determined as of the conversion date according to a formula set forth in the Series C Certificate of Designation. Generally, if the conversion date is on or before June 22, 1998, the conversion rate is equal to the aggregate stated value of the shares to be converted (the stated value is $1,000 per share) divided by a fixed conversion price of $7.35 (or approximately 136 shares of Common Stock for each share of Series C Preferred Stock). If the conversion date is after June 22, 1998, the conversion rate is equal to the aggregate stated value of the shares to be converted divided by a floating conversion price that is the lesser of (i) $7.35 and (ii) (A) the average of the three lowest closing bid prices for the Common Stock during the 10 trading days prior to the conversion date if the average daily trading volume for the Common Stock on the Nasdaq SmallCap Market during the calender month of the conversion date is equal to or greater than $540,000, or (B) the three lowest closing bid prices for the Common Stock during the 20 days trading days prior to the conversion date if the average daily trading volume for the Common Stock on the Nasdaq SmallCap Market during the calender month of the conversion date is equal to or greater than $360,000 but less than $540,000, or (C) the lowest closing bid price for the Common Stock during the 15 trading days prior to the conversion date if the average daily trading volume for the Common Stock on the Nasdaq SmallCap Market during the calender month of the conversion date is less than $360,000. By way of example only, if the effective conversion price was $6.00 per share, each share of Series C Preferred Stock would be convertible into approximately 167 shares of Common Stock (or 1,733,333 shares if all outstanding shares of Series C Convertible Preferred Stock were converted). If the effective conversion price was $4.00 per share, each share of Series C Preferred Stock would be convertible into approximately 250 shares of Common Stock (or 2,600,000 shares if all outstanding shares of Series C Preferred Stock were converted). If the Company fails to deliver shares of Common Stock to a holder following a conversion in accordance with the Series C Certificate of Designation, then the Company will be liable to the holder for certain cash default payments set forth in the Series C Certificate of Designation.

     On December 24, 2001, all shares of Series C Preferred Stock that are then outstanding shall be automatically converted into the number of shares of Common Stock determined in accordance with the formula set forth in the Series C Certificate of Designation.

     The Series C Certificate of Designation provides for customary adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of Common Stock, certain reclassifications of the Common Stock, stock splits, combinations and mergers and similar transactions and certain changes of control.

     Dividends. The holders of the shares of Series C Preferred Stock are entitled to receive dividends, when, and as if declared by the Board of Directors, out of funds legally available therefor, subject to the prior payment of any accumulated and unpaid dividends to holders of Senior Securities, but before payment of dividends to holders of Junior Securities (as defined in the Series C Certificate of Designation), cumulative dividends on each of the Series C Preferred Stock shares in an amount equal to the stated value ($1,000) of such share multiplied by 5%. Dividends accrue from the date of original issuance of the Series C Preferred Stock (December 24, 1997) through the earlier to occur of
(a) the Maturity Date (as defined below) and (b) the redemption or conversion of the Series C Preferred Stock. Such dividends are payable in shares of Common Stock. The number of shares of Common Stock so issuable is equal to the amount of the dividend to which a holder is entitled with respect to all of such holder's Series C Preferred Stock and the applicable conversion price on the dividend payment date. "Maturity Date" means December 24, 2001.

     Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Series C Preferred Stock, before any distribution to the holders of Junior Securities, and after payment to holders of Senior Securities, will be entitled to receive an amount equal to the stated value of the Series C Preferred Stock (subject to ratable adjustment in the event of reclassification of the Series C Preferred Stock or other similar event) plus any accrued and unpaid dividends thereon.

     Optional Redemption. The Company has the right to redeem all of the outstanding Series C Preferred Stock at a price equal to the Liquidation Preference of the Series C Preferred Stock then held by the holder divided by 80% ("Optional Redemption Price"), to the extent permitted by law and so long as
(i) the Company has sufficient cash available at the time; (ii) the Company delivers prior written notice at least thirty trading days' prior to the redemption, specifying both the date of the redemption and the amount payable to the holder; and (iii) the Common Stock is actively traded on the Nasdaq Stock Market (which is defined to include the Nasdaq SmallCap Market), the New York Stock Exchange or the American Stock Exchange.

     Mandatory Redemption. The Series C Certificate of Designation provides for mandatory redemption by the Company when a Mandatory Redemption Event occurs (as defined in the Series C Preferred Stock Certificate of Designation).

     Upon the occurrence of a Mandatory Redemption Event, each holder of Series C Preferred Stock will have the right to require the Company to redeem its Series C Preferred Stock at a redemption price equal to the greater of (i) the Liquidation Preference of the Series C Preferred Stock being redeemed multiplied by 125% and (ii) an amount determined by dividing the Liquidation Preference of the Series C Preferred Stock being redeemed by the conversion price in effect on the mandatory redemption dated and multiplying the resulting quotient by the average closing bid price for the Common Stock on the 5 trading days preceding the mandatory redemption date ("Mandatory Redemption Price").

     If the Mandatory Redemption Price is not paid within five business days of the redemption date and the holder has tendered its Series C Preferred Stock to the Company, the holder is entitled to interest thereon, from the redemption date until the Mandatory Redemption Price has been paid in full.

     If the Mandatory Redemption Price is not paid within ten business days of the redemption date, each holder of shares of Series C Preferred Stock will have the right, by written notice to the Company, to require the Company to issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Company equal to the Mandatory Redemption Price divided by the conversion price in effect on such conversion date as specified by the holder, with the conversion price to be reduced by 1% for each day beyond the 10th business day in which the Company fails to pay the Mandatory Redemption Price, but with the maximum reduction of the conversion price to be 50%.

     A "Mandatory Redemption Event" includes (i) a failure by the Company to issue shares of Common Stock as and when required upon conversion of any shares of Series C Preferred Stock, (ii) a breach in any material respect of any covenant or other material term or condition of the Series C Certificate of Designation, the Securities Purchase Agreement executed in connection with the issuance of the Series C Preferred Stock, the Registration Rights Agreement or the Warrant, (iii) any material representation or warranty made by the Company in any of the above-referenced agreements is inaccurate or misleading in any material respect, (iv) the Registration Statement (of which this Prospectus is a part) is not declared effective within 120 days following December 24, 1997, (v) the Common Stock is not quoted on the Nasdaq Stock Market (which as defined to include the Nasdaq SmallCap Market) listed on the New York Stock Exchange or the American Stock Exchange, or (vi) there occurs a change of control in the transaction including any sale, conveyance or disposition of substantially all of the assets of the Company or the effectuation of a transaction in which more than 50% of the voting power of the Company is disposed of, or any merger or other business combination of the
Company.

Warrants

     As of April 16, 1998, JEDI held warrants to purchase an aggregate of 1,554,974 shares of Common Stock at prices ranging from $1.85 to $3.50. The warrants held by JEDI expire at various times from May 6, 1998 to December 31, 1998. In addition, certain institutional investors hold warrants to purchase an aggregate of 2,840,138 shares of Common Stock at prices ranging from $2.50 to $7.35. The warrants held by the institutional investors expire at various times from December 31, 1998 to December 24, 2001. All of these warrants were issued in private placements not registered under the Securities Act, and the shares of Common Stock underlying such warrants have not been registered under the Securities Act.



                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the Nasdaq SmallCap Market (or other market on which the Common Stock is listed or otherwise qualified for trading), at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of shares to be sold, the name of the Selling Stockholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.


     In the event that a Selling Stockholder elects to sell any of its shares of Common Stock pursuant to an underwritten offering in accordance with the terms of the Registration Rights Agreement, the Company would thereupon prepare a post-effective amendment to the Registration Statement containing all required information, including names of underwriters, underwriting terms and so forth.


     The Registration Rights Agreement provides that the Company will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than underwriting discounts, commissions and expenses of counsel to each Selling Stockholder. The Registration Rights Agreement also provides that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

     This Offering will terminate on the earlier of (i) the date on which all shares offered hereby have been sold by the Selling Stockholders and (ii) the date on which all of the remaining shares (in the reasonable opinion of counsel to the Selling Stockholder) may be immediately sold to the public without registration and without regard to the amount of shares which may be sold by a holder thereof at a given time .


                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its counsel, Haynes and Boone, LLP, Dallas, Texas.


                                     EXPERTS

     The consolidated balance sheet of the Company as of June 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheet of the Company as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.


    The statements of revenues and direct operating expenses in respect of oil and natural gas properties (the "Core Properties") acquired from various sellers in February and March 1997 for the year ended June 30, 1996 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A-1 dated March 26, 1997/February 20, 1997, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     The statements of operating revenues and direct operating expenses of oil and natural gas properties acquired from Collins & Ware, Inc. in August 1997 for the years ended June 30, 1996 and 1997 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports incorporated by reference herein and are included in reliance upon such reports given the authority of such firm as experts in accounting and auditing.


     The estimates as of June 30, 1997 relating to the Company's proved oil and natural gas reserves and future net revenues of oil and natural gas reserves incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, are based upon estimates of such reserves prepared by H.J. Gruy and Associates, Inc., independent consulting petroleum engineers, in reliance upon its reports and upon the authority of this firm as experts in petroleum engineering.

     The estimates relating to the Company's proved oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1995 and 1996 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, are based upon estimates of such reserves prepared by Harper and Associates, Inc., independent consulting petroleum engineers, in reliance upon its reports and upon the authority of this firm as experts in petroleum engineering.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Pursuant to the Registration Rights Agreement between the Company and the Selling Stockholders, the Company has agreed to indemnify each Selling Stockholder and its officers, directors, employees, agents and representatives and any person who controls such Selling Stockholder against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, except, among other things, to the extent that such liabilities arise out of or are based upon and in conformity with any information furnished in writing to the Company by each respective Selling Stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. In addition, each Selling Stockholder, acting severally and not jointly, under the Registration Rights Agreement has agreed to indemnify the Company and its officers, directors, employees, agents and representatives and any person who controls the Company against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses arising out of or based upon and in conformity with written information furnished by such Selling Stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such Selling Stockholder.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               CERTAIN DEFINITIONS

     The following are certain defined terms used in this Prospectus:

"BBL" One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

"BEHIND THE PIPE" Hydrocarbons in a potentially producing horizon penetrated by a well bore the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the well bore. The hydrocarbons are classified as proved but non-producing reserves.

"BOE" Barrels of oil equivalent (converting six Mcf of natural gas to one Bbf of oil).


"BTU" British Thermal Unit, the quantity of heat required to raise one pound of water by one degree Fahrenheit.


"DEVELOPMENT WELL" A well drilled within the proved boundaries of an oil and natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

"MBBL" One thousand Bbl.

"MMBBL" One million Bbl.


"MMBTU" One million Btu.


"MCF" One thousand cubic feet.

"MMCF" One million cubic feet of natural gas equivalent.

"PRODUCTIVE WELL" A well that is producing oil or natural gas or that is capable of production.

"PROVED RESERVES" The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions."


"Proved Developed Reserves" Proved developed reserves are those quantities of crude oil, natural gas and natural gas liquids that, upon analysis of geological and engineering data, are expected with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. This classification includes: (a) proved developed producing reserves, which are those expected to be recovered from currently producing zones under continuation of present operating methods; and (b) proved developed non-producing reserves, which consist of (i) reserves from wells that have been completed and tested but are not yet producing due to lack of market or minor completion problems that are expected to be corrected, and (ii) reserves currently behind the pipe in existing wells which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well.


"PROVED UNDEVELOPED RESERVES" or "PUD" Reserves that are expected to be recovered from new wells or undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

"ROYALTY INTEREST" An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production, free of costs of production.

"SECONDARY RECOVERY" A method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are utilized.

"WORKING INTEREST" The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission Registration Fee........  $7,324
Nasdaq SmallCap Market Listing Fee.........................   7,500
Printing Expenses..........................................      50
Accounting Fees and Expenses...............................   5,000
Legal Fees and Expenses....................................  12,000
Engineer Fees and Expenses.................................   2,000
Blue Sky Fees and Expenses.................................     500
Miscellaneous Expenses.....................................     626
                                                           --------
   Total...................................................$ 35,000
                                                           ========


         All of the above expenses except the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market listing fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         In accordance with Section 145 of the DGCL, Article IX of the Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation, in any capacity, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145 and the Certificate further provide that indemnification provided for thereby shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145. The Certificate and Section 145 also allow for the indemnification provisions to continue as to a person who has ceased to be a director, officer, employee or agent of the Company and to inure to the benefit of the heirs, executors and administrators of such a person.

         Pursuant to Section 145, the Certificate and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding, as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is determined that he is not entitled to such indemnification.

         The Bylaws further provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision related to director's liability shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification. Further, if the DGCL shall be repealed or modified, the elimination of liability of a director provided in. the Bylaws shall be to the fullest extent permitted by the DGCL as so amended.

         Pursuant to Registration Rights Agreements with certain stockholders of the Company, the Company has agreed to indemnify such stockholders (including the Selling Stockholders) against certain liabilities, including liabilities under the Securities Act or otherwise. For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.   EXHIBITS


   EXHIBIT NO.                    EXHIBIT
       2.1         Purchase and Sale Agreement, among the Company, Morgan
                   Guaranty Trust Company of New York, as Trustee, Investment
                   Royalty Corporation and Milam Royalty Corporation, dated
                   March 19, 1998, filed as Exhibit 10.1 to the Company's Form
                   8-K dated March 19, 1998, which exhibit is incorporated
                   herein by reference.
       4.1         Certificate of Designation of Series C Convertible Preferred
                   Stock, filed as Exhibit 1.1 to the Company's Form 8-K dated
                   December 24, 1997, which exhibit is incorporated herein by reference.
       4.2         Securities Purchase Agreement, filed as Exhibit 1.2 to the
                   Company's Form 8-K dated December 24, 1997, which exhibit is incorporated herein by reference.
       4.3         Registration Rights Agreement, filed as Exhibit 1.3 to the
                   Company's Form 8-K dated December 24, 1997, which exhibit is incorporated herein by reference.
       4.4         Form of Common Stock Purchase Warrant, filed as Exhibit 1.4 to the Company's Form 8-K dated December 24, 1997, which
                   exhibit is incorporated herein by reference.
      *4.5         Restated Certificate of Incorporation.
       4.6         Amended and Restated Bylaws, filed as an Exhibit to the
                   Company's Form 8-K dated May 6, 1997, which exhibit is
                   incorporated herein by reference.
      *5.1         Opinion of Haynes and Boone, LLP.
    **23.1         Consent of Ernst & Young LLP.
    **23.2         Consent of KPMG Peat Marwick LLP.
     *23.3         Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.0
     *23.4         Consent of H.J. Gruy and Associates, Inc.
     *23.5         Consent of Harper and Associates, Inc.
     *24.1         Power of Attorney, included as part of signature page of this
                   Registration Statement.



*    Previously filed.
**   Filed herewith.



ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of April, 1998.


                                 QUEEN SAND RESOURCES, INC.

                                 By:      /s/ Edward J. Munden
                                          ------------------------------------
                                 Name:    Edward J. Munden
                                 Title:   Chairman of the Board, President and
                                          Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to its Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities on April 16, 1998:



Signature                              Title
/s/ Edward J. Munden                   Chairman of the Board, President
----------------------------------     Chief Executive Officer and Director
Edward J. Munden                       (principal executive officer)

Bruce I Benn*                          Executive Vice President, Secretary and
----------------------------------     Director
Bruce I. Benn

Ronald I. Benn*                        Chief Financial Officer (principal
----------------------------------     financial officer and accounting officer)
Ronald I. Benn

/s/Robert P. Lindsay                   Chief Operating Officer, Executive Vice
----------------------------------     President and Director
Robert P. Lindsay

Ted Collins, Jr.*                      Director
----------------------------------
Ted Collins, Jr.

Eli Rebich*                            Director
----------------------------------
Eli Rebich

         Robert P. Lindsay, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to its Registration Statement on behalf of each of the above-named officers and directors of the Registrant on this 16th day of April, 1998, pursuant to powers of attorneys executed on behalf of each of such officers and directors, and previously filed with the Securities and Exchange Commission.


*By:           /s/ ROBERT P. LINDSAY
    --------------------------------------------
                 Robert P. Lindsay
                 Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                                  SEQUENTIALLY
                                                                                   NUMBERED
  EXHIBIT NO.                                                                        PAGE
  ----------                                                                      ------------
       2.1         Purchase and Sale Agreement, among the Company, Morgan
                   Guaranty Trust Company of New York, as Trustee, Investment
                   Royalty Corporation and Milam Royalty Corporation, dated
                   March 19, 1998, filed as Exhibit 10.1 to the Company's Form
                   8-K dated March 19, 1998, which exhibit is incorporated
                   herein by reference.
       4.1         Certificate of Designation of Series C Convertible Preferred
                   Stock, filed as Exhibit 1.1 to the Company's Form 8-K dated
                   December 24, 1997, which exhibit is incorporated herein by reference.
       4.2         Securities Purchase Agreement, filed as Exhibit 1.2 to the
                   Company's Form 8-K dated December 24, 1997, which exhibit is incorporated herein by reference.
       4.3         Registration Rights Agreement, filed as Exhibit 1.3 to the
                   Company's Form 8-K dated December 24, 1997, which exhibit is incorporated herein by reference.
       4.4         Form of Common Stock Purchase Warrant, filed as Exhibit 1.4 to the Company's Form 8-K dated December 24, 1997, which
                   exhibit is incorporated herein by reference.
      *4.5         Restated Certificate of Incorporation. Amended and Restated
                   Bylaws filed as an exhibit to the Company's
       4.6         Form 8-K dated May 24, 1997, which exhibit is incorporated herein by reference.
      *5.1         Opinion of Haynes and Boone, LLP.
    **23.1         Consent of Ernst & Young LLP.
    **23.2         Consent of KPMG Peat Marwick LLP.
     *23.3         Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.
     *23.4         Consent of H.J. Gruy and Associates, Inc.
     *23.5         Consent of Harper and Associates, Inc.
     *24.1         Power of Attorney, included as part of signature page of this
                   Registration Statement.


---------------

*    Previously filed.
**   Filed herewith.